EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release July 26, 2006
Contact:  Don Jennings, President, or Clay Hulette, Vice President
                    (502) 223-1638
                    216 West Main Street
                    P.O. Box 535
                    Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

          Kentucky First Federal Bancorp (Nasdaq:  KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $1.6 million for the year ended June 30, 2006 or $0.19 diluted earnings per share.  This represents a $41,000 or 2.5% decrease from the year ended June 30, 2005.  The slight decrease in income was due primarily to the $200,000 reversal of a previously pledged charitable donation in the prior year, which did not recur in the year just ended, and to margin compression, a factor facing the banking industry as a whole. During the year ended June 30, 2005, the Company acquired First Federal Savings Bank of Frankfort (on March 2, 2005), roughly doubling its size and, since the acquisition, has experienced large increases in Interest Income, Interest Expense, and General, Administrative, and Other Expense.

          Net earnings for the three months ended June 30, 2006 were $324,000 or $0.04 diluted earnings per share compared to $596,000 or $0.08 for the three months ended June 30, 2005, a decrease of $272,000 or 45.6%.   The $200,000 reversal of the charitable donation occurred during the three months ended June 30, 2005 and was a significant factor in the decrease in net income, along with an increase in interest expense.   Interest Expense increased from $1.4 million in the three months ended June 30, 2005 to $1.6 million in the three months ended June 30, 2006, an increase of $180,000 or 12.5%.  This increase was primarily the result of increases in market interest rates and the increased cost of attracting and retaining deposits.

          At June 30, 2006, the Company reported its book value per share as $7.91.

          This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, the impact of competition, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

          Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At June 30, 2006 the Company had approximately 8,600,000 shares outstanding, of which approximately 36.9% was held by non-affiliates.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Statements of Financial Condition

	June 30, 2006	June 30, 2005

	(In thousands, except per share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$2,294	$8,358
Investment Securities	77,420	86,837
Loans Receivable, net	155,386	151,712
Other Assets	26,841	27,009

Total Assets	$261,941	$273,916

Liabilities
Deposits	$141,238	$155,044
FHLB Advances	54,849	50,984
Other Liabilities	1,973	1,949

Total Liabilities	198,060	207,977
Shareholders’ Equity	63,881	65,939

Total Liabilities and Equity	$261,941	$273,916

Book Value Per Share	$7.91	$7.67

Condensed Consolidated Statements of Earnings
          (In thousands, except share and per share data)

	Twelve months ended June 30,			Three months ended June 30,

	2006	2005		2006	2005

	(Unaudited)	(Audited)		(Unaudited)	(Unaudited)
Interest Income	$12,709		$8,153	$3,138	$3,183
Interest Expense	6,227		3,353	1,622	1,442

Net Interest Income	6,482		4,800	1,516	1,741
Provision for Losses on Loans	32		53	0	13
Other Operating Income (Loss)	216		263	30	229
General, Administrative, and Other Expense	4,355		2,509	1,069	1,003

Earnings Before Federal Income Taxes	2,311		2,501	477	954
Federal Income Taxes	723		872	153	358

Net Earnings	$1,588		$1,629	$324	$596

Earnings per share:
Basic	$0.19	$	N/A	$0.04	$0.08

Diluted	$0.19	$	N/A	$0.04	$0.08

Weighted average outstanding shares:
Basic	8,198,621		N/A	8,116,229	8,259,277

Diluted	8,212,886		N/A	8,131,685	8,259,277